Exhibit 10.1

Execution Version

FIRST AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

BY AND AMONG

RIBBON COMMUNICATIONS INC.

AND

THE STOCKHOLDERS OF RIBBON COMMUNICATIONS INC.

THAT ARE PARTIES HERETO

March 3, 2020

i

EXHIBITS

Exhibit A: Form of Joinder Agreement

Exhibit B: Registration Rights Agreement

ii

FIRST AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This First Amended and Restated Stockholders Agreement (this “Agreement”) is made as of March 3, 2020 by and among (i) Ribbon Communications Inc., a Delaware corporation (the “Company”), (ii) JPMC Heritage Parent LLC, a Delaware limited liability company (“JPMC”), (iii) Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership (“OEP III”, and together with JPMC, the “Initial OEP Stockholders”), (iv) ECI Holding (Hungary) KFT, a company incorporated under the Laws of Hungary (the “Initial Swarth Stockholder”) and (v) any other stockholder who from time to time becomes party to this Agreement by execution of a joinder agreement substantially in the form of Exhibit A (a “Joinder Agreement”).

RECITALS

The Initial OEP Stockholders (or their predecessors in interest) and the Company entered into the Principal Stockholders Agreement (the “Original Agreement”), dated October 27, 2017.

Effective as of the Effective Time, the Company will issue shares of Common Stock to the Initial Swarth Stockholder pursuant to the Merger Agreement, subject to the terms and conditions set forth therein.

On and following the Effective Time, the Initial OEP Stockholders will continue to hold shares of Common Stock.

The Company and the Initial OEP Stockholders desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

The parties hereto desire to enter into this Agreement to agree upon certain of their respective rights and obligations from and after the Effective Time with respect to the securities of the Company then or thereafter issued and outstanding and held by the parties to this Agreement and certain matters with respect to their respective ownership in the Company.

AGREEMENT

Now therefore, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
Definitions

Section 1.01        Drafting Conventions; No Construction Against Drafter.

(a)               Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) the headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time in accordance with the terms hereof and thereof; (viii) references to a Person are also to its permitted successors and assigns; (ix) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (x) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (xi) references to a federal, state, local or foreign law include any rules, regulations and delegated legislation issued thereunder. If any date on which a party is required to make a payment or a delivery or take an action, in each case, pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery or take such action on the next succeeding Business Day. Time shall be of the essence in this Agreement. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof.

(b)               The language used in this Agreement shall be deemed to be the language mutually chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 1.02        Defined Terms.

(a)               Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

(b)               The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Affiliate” shall mean with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including if the specified Person is a private equity fund, (i) any general partner of the specified Person and (ii) any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners of the specified Person; provided, however, that, for purposes of this Agreement, (A) neither the Company nor any of its subsidiaries shall be deemed to be an Affiliate of any OEP Stockholder or Swarth Stockholder, (B) no OEP Stockholder or Swarth Stockholder shall be deemed to be an Affiliate of the Company or any of its subsidiaries, (C) each OEP Stockholder shall be deemed to be an Affiliate of each other OEP Stockholder; and (D) JPMorgan Chase & Co. and its controlled Affiliates shall be deemed to be Affiliates of each of the OEP Stockholders, provided, however, no other affiliates of JPMorgan Chase & Co. shall be deemed Affiliates of the OEP Stockholders other than those Persons described in clauses (i) or (ii). For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Baseline Amount” shall mean, as of a particular date, in respect of the OEP Stockholders or the Swarth Stockholder, respectively, the lesser of (i) the number of voting Shares held by the Initial OEP Stockholders or the Initial Swarth Stockholder, respectively, at the Effective Time, and (ii) the weighted average number of voting Shares held in the aggregate by the OEP Stockholders or the Swarth Stockholder, respectively, in the two hundred fifty (250) Business Days prior to such date.

“Beneficial Ownership” by a Person of any securities means that such Person is a beneficial owner of such securities in accordance with Rule 13d-3 adopted by the SEC under the Exchange Act (provided that, for purposes of calculating “Beneficial Ownership” with respect to the restrictions set forth under Sections 3.01 and 4.01 and notwithstanding anything to the contrary in Rule 13d-3, a Person shall additionally be deemed to Beneficially Own any Common Stock or other securities (i) to which such Person is entitled and that are held in escrow pursuant to the terms of the Merger Agreement or (ii) that may be acquired by such Person upon the conversion, exchange or exercise of any warrants, options, rights or other securities convertible into Common Stock or other securities of the Company, whether such acquisition may be made within sixty (60) days or a longer period); provided, however, that, for purposes of this Agreement, neither the OEP Stockholders nor the Swarth Stockholder shall be deemed to Beneficially Own any Shares or other securities issued to any Investor Designee by the Company in his or her capacity as such; provided, further, that no OEP Stockholder shall be deemed to Beneficially Own any Shares or other securities owned by the Swarth Stockholder and the Swarth Stockholder shall not be deemed to Beneficially Own any Shares or other securities owned by any OEP Stockholder; and provided, further, that, for purposes of calculating Beneficial Ownership by a Person, Shares Beneficially Owned by such Person shall not be double-counted with Shares Beneficially Owned by such Person’s Affiliates and any Group in which such Person is a member. The term “Beneficially Own” shall have a correlative meaning.

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in New York are authorized or obligated by applicable Law or executive order to close.

“Bylaws” shall mean the Company’s bylaws in effect as of the Effective Time, as amended from time to time.

“Change of Control Transaction” shall mean any of the following occurring after the Effective Time: (i) a recapitalization, merger, share exchange, business combination or similar extraordinary transaction or series of related transactions as a result of which, the Persons that Beneficially Own the voting Shares of the Company (immediately prior to the consummation of such transaction or series of related transactions) would cease to (immediately after consummation of such transaction or series of related transactions) Beneficially Own voting Shares entitling them to vote a majority or more of the voting Shares in the elections of Directors at any annual or special meeting (or, if the Company is not the surviving or resulting entity, the equivalent governing body of such surviving or resulting entity); (ii) a sale of all or substantially all of the assets the Company (determined on a consolidated basis) in one transaction or series of related transactions; or (iii) the acquisition (by purchase, merger or otherwise) by any Person of Beneficial Ownership of voting Shares of the Company entitling that Person (together with its Affiliates and any Group in which such Person is a member) to vote a majority of the voting Shares, except any acquisition in the open market by any OEP Stockholder or the Swarth Stockholder of voting Shares permitted by Section 3.01(b)(i).

“Charter” shall mean the Company’s certificate of incorporation in effect as of the Effective Time, as amended from time to time.

“Common Stock” shall mean the common shares, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the preamble and shall include any successor thereto.

“Company Information” shall mean the following Confidential Information: (i) financial information, financial projections and other financial estimates, (ii) Confidential Information shared by an OEP Stockholder or the Swarth Stockholder (as applicable) as part of the general portfolio information of Stockholder that does not identify the Company; (iii) Confidential Information that is aggregated as part of the OEP Stockholder’s or the Swarth Stockholder’s (as applicable) normal internal reporting or review procedures, including those of its parent entities; (iv) valuation projections and such other summary financial ratios and/or multiples calculated by an OEP Stockholder or the Swarth Stockholder (as applicable) by reference to Confidential Information (without directly incorporating such Confidential Information), and (v) the number and type of Shares to be distributed in connection with a proposed or planned in-kind distribution and the value of such Shares at the time of distribution.

“Confidential Information” shall mean all information relating to the Company or the business, products, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) that is delivered, disclosed or furnished by or on behalf of the Company on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished.

“Director” shall mean a member of the Board of Directors.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Group” shall mean, with respect to a Person, such Person together with any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Independent Director” shall mean, regardless of whether designated by the OEP Stockholders or the Swarth Stockholder, a person nominated for or appointed to the Board of Directors who, as of the time of determination is independent for purposes of the Nasdaq Rules and the SEC rules.

“Merger Agreement” shall mean the Agreement and Plan of Merger by and among the Company, the Swarth Stockholder, ECI Telecom Group Ltd. and the other parties thereto, dated as of November 14, 2019.

“Nasdaq Rules” shall mean the Nasdaq Stock Market Rules or other rules of a national securities exchange upon which the Company’s Common Stock is listed or to which it is then subject.

“Necessary Action” shall mean, with respect to a specified result, all actions necessary or desirable to cause such result, including (i) attending meetings in person or by proxy for purposes of obtaining a quorum, (ii) voting or providing (or causing the voting or providing of) a written consent or proxy with respect to all Shares then Beneficially Owned, (iii) causing the adoption of resolutions and amendments to the organizational documents of the Company, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“New Shares” shall mean any voting Shares of the Company or any of its subsidiaries, including Common Stock, whether authorized or not by the Board of Directors or any committee of the Board of Directors, and rights, options, or warrants to purchase any voting Shares, and securities of any type whatsoever that are, or may become, convertible into any voting Shares; provided, however, that the term “New Shares” shall not include: (i) Shares issued to employees, consultants, officers and directors of the Company, pursuant to any arrangement approved by the Board of Directors or the Compensation Committee of the Board of Directors; (ii) Shares issued as consideration in the acquisition of another business or assets of another Person by the Company by merger or purchase of the assets or shares, reorganization or otherwise; (iii) Shares issued pursuant to any rights or agreements, including convertible securities, options and warrants, provided, that either (x) the Company shall have complied with Section 6.01 with respect to the initial sale or grant by the Company of such rights or agreements or (y) such rights or agreements existed prior to the Effective Time (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the Effective Time with the effect of increasing the percentage of the Company’s fully-diluted Shares underlying such rights agreement shall not be included in this clause (iii)); (iv) Shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company; (v) warrants issued to a lender in a bona fide debt financing; (vi) Shares registered under the Securities Act that are issued in an underwritten public offering; (vii) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Shares pursuant to clauses (i) through (vi) above; (viii) any issuance by a subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company; and (ix) any issuance as to which the OEP Majority Interest (on behalf of the OEP Stockholders) or the Swarth Stockholder elect to waive their respective rights set forth in Section 6.01.

“OEP Majority Interest” shall mean, at any given time, the OEP Stockholders holding a majority of the outstanding Shares held at that specified time by all OEP Stockholders.

“OEP Stockholders” shall mean (i) the Initial OEP Stockholders and (ii) any Permitted Transferee of any Initial OEP Stockholder described in clause (i) of the definition of “Permitted Transferee” (x) which is issued Shares or becomes the Beneficial Owner of any Shares or is Transferred any Shares by any other Person and (y) which becomes a party hereto by executing a Joinder Agreement; provided, however, that no Shares Beneficially Owned by any Investor Designee or officer or employee of the Company or its subsidiaries shall be deemed to be Beneficially Owned by the OEP Stockholders for the purposes of Articles 2, 3 and 4 of this Agreement.

“Permitted Loans” shall mean any pledges, hypothecations or grants of a security interest in any Shares in respect of any bona fide financing arrangements, including any bona fide purpose (margin) loan and any bona fide non-purpose loan, or the transfer of any Shares upon the exercise of rights by any pledgee, hypothecatee or grantee of a security interest in any Shares; provided that (x) the terms of such financing arrangement do not permit the pledgee, hypothecatee or grantee to a security interest in such Shares to foreclose on such shares prior to the expiration of the Initial Lock-Up Period and (y) the initial loan-to-value (LTV) ratio of such financing arrangement is no greater than 50%.

“Permitted Transferee” shall mean, with respect to any Stockholder, (i) any Affiliate of such Stockholder or (ii) any direct or indirect member or general or limited partner of such Stockholder that is the Transferee of Shares pursuant to a pro rata distribution of Shares by such Stockholder to its partners or members, as applicable (or any subsequent Transfer of such Shares by the Transferee to another Permitted Transferee), in each case that becomes a party to this Agreement by executing a Joinder Agreement.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, attached hereto as Exhibit B.

“Regulatory Requirement” shall mean any set of facts or circumstances arising after the date hereof that has resulted, or, based on the advice of legal counsel, would reasonably be expected by a Stockholder (or, in the case of an OEP Stockholder, JPMorgan Chase & Co.) to result, in the Beneficial Ownership by such Stockholder or its Affiliates of any voting Shares causing (i) a material violation of applicable Law by such Stockholder (or, in the case of an OEP Stockholder, JPMorgan Chase & Co.) or its Affiliates, (ii) a limitation under applicable Law that will materially impair the ability of such Stockholder (or, in the case of an OEP Stockholder, JPMorgan Chase & Co.) or any of its Affiliates to operate in the ordinary course business or engage in their respective ordinary course business activities, or (iii) a requirement under applicable Law that such voting Shares be Transferred to a third Person.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” shall mean, at any time, (i) shares of Common Stock and (ii) any other voting equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock or other equity securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Stockholders” shall mean the OEP Stockholders, the Swarth Stockholder and any other stockholders who from time to time become party to this Agreement by execution of a Joinder Agreement.

“Swarth Stockholder” shall mean (i) the Initial Swarth Stockholder and (ii) any Permitted Transferee of the Initial Swarth Stockholder described in clause (i) of the definition of “Permitted Transferee” (x) which is issued Shares or becomes the Beneficial Owner of any Shares or is Transferred any Shares by any other Person and (y) which becomes a party hereto by executing a Joinder Agreement; provided, however, that no Shares Beneficially Owned by any Investor Designee or officer or employee of the Company or its subsidiaries shall be deemed to be Beneficially Owned by the Swarth Stockholder for the purposes of Articles 2, 3 and 4 of this Agreement.

“Transfer” shall mean any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal (whether by merger, consolidation or otherwise by operation of law) of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement, including equity swaps, the purchasing of puts or effecting similar transactions; provided, however, that any Transfer of equity securities of any Person, including as a result of a change of control of such Person, that Beneficially Owns any equity securities of any Stockholder shall not, by itself, be deemed a Transfer of Shares for the purposes of this Agreement, unless the equity securities of such Stockholder constitute such Person’s primary asset or such Person was formed in contemplation of such Transfer; provided, further, that (i) no Permitted Loan shall be deemed a Transfer of Shares for purposes of this Agreement and (ii) no transfer, sale, assignment or other disposal of Shares by any Stockholder in order to comply with such Stockholder’s indemnification obligations under the Merger Agreement shall be deemed a Transfer of Shares for purposes of this Agreement.

“Transferee” shall mean the recipient of a Transfer.

(c)       Each of the following terms is defined in the Section listed opposite such term:

Terms	Section
Agreement	Preamble
Board of Directors	2.01(a)
CEO Director	2.01(a)(iv)(a)
Company	Preamble
Competitive Opportunity	8.12
Delaware Courts	8.10(a)
Indemnitors	2.01(h)
Initial Lock-up Period	4.01(a)
Initial OEP Stockholders	Preamble
Initial Swarth Stockholder	Preamble
Investor Designees	2.01(a)(iii)
Joinder Agreement	Preamble
JPMC	Preamble
New Shares Notice	6.01(b)
OEP III	Preamble
OEP Designees	2.01(a)(ii)
Original Agreement	Recitals
Other Agreement	7.01
Preemptive Right	6.01(a)
Pro Rata Portion	6.01(a)
Receiving Party	2.03(a)
Selling Stockholders	5.01(a)
Standstill Agreement	4.01(d)
Superior Rights	7.01
Swarth Designees	2.01(a)(iii)
Tagging Stockholders	5.01(a)
Tag-Along Notice	5.01(a)

Section 1.03        Effectiveness. This Agreement, and all rights and obligations hereunder, shall become effective upon the occurrence of the Effective Time. In the event of any termination of the Merger Agreement prior to the Effective Time, this Agreement shall be of no force or effect.

ARTICLE 2

Board Matters and Proxy Grant

Section 2.01        Board of Directors. From and after the Effective Time:

(a)           Board Composition. The board of directors of the Company (the “Board of Directors”) shall be composed as follows:

(i)                 Until the second anniversary of the Effective Time, the authorized number of directors on the Board of Directors shall be established and remain at nine (9), except (A) if otherwise approved by the Board of Directors, acting with the approval of a majority of the Independent Directors, in connection with the consummation of (x) an acquisition of another business or assets of another Person by the Company by merger or purchase of the assets or shares, reorganization or otherwise or (y) an equity investment in the Company or (B) as may otherwise be approved by the Board of Directors, acting with the approval of a majority of the Independent Directors and the written consent of the OEP Stockholders and the Swarth Stockholder. Following the second anniversary of the Effective Time, the Board of Directors, acting with the approval of a majority of the Independent Directors, may approve a different number of directors that shall comprise the Board of Directors.

(ii)              (a) At the Effective Time and for so long as the OEP Stockholders in the aggregate Beneficially Own at least forty-three percent (43%) of the Shares held by the Initial OEP Stockholders at the Effective Time, the OEP Stockholders holding an OEP Majority Interest shall have the right (but not the obligation) to designate as Directors, and the individuals nominated for election as Directors by or at the direction of the Board of Directors or a duly-authorized committee thereof shall include, three (3) designees of the OEP Stockholders (the “OEP Designees”), at least two (2) of whom must, in the good faith determination of the Nominating and Corporate Governance Committee, qualify as Independent Directors; (b) from and after the first time that (and for so long as) the OEP Stockholders in the aggregate Beneficially Own less than forty-three percent (43%) and at least twenty-nine percent (29%) of the Shares held by the Initial OEP Stockholders at the Effective Time, the number of OEP Designees permitted to be designated by the OEP Majority Interest (on behalf of the OEP Stockholders) pursuant to the foregoing clause (a) shall be reduced to two (2) Directors, at least one (1) of whom must, in the good faith determination of the Nominating and Corporate Governance Committee, qualify as an Independent Director; (c) from and after the first time that (and for so long as) the OEP Stockholders in the aggregate Beneficially Own less than twenty-nine percent (29%) and at least fourteen percent (14%) of the Shares held by the Initial OEP Stockholders at the Effective Time, the number of Investor Designees permitted to be designated by the OEP Majority Interest (on behalf of the OEP Stockholders) pursuant to the foregoing clause (a) shall be reduced to one (1) Director, who need not qualify as an Independent Director; and (d) from and after the first time that the OEP Stockholders in the aggregate Beneficially Own less than fourteen percent (14%) of the Shares held by the Initial OEP Stockholders at the Effective Time, the OEP Stockholders shall have no right to designate any members of the Board of Directors.

(iii)             At the later of the Effective Time or the receipt of CFIUS Approval and for so long as the Swarth Stockholder Beneficially Owns at least eighty-eight percent (88%) of the Shares held by the Swarth Stockholder at the Effective Time, the Swarth Stockholder shall have the right (but not the obligation) to designate as Directors, and the individuals nominated for election as Directors by or at the direction of the Board of Directors or a duly-authorized committee thereof shall include, three (3) designees (the “Swarth Designees” and together with the OEP Designees, the “Investor Designees”), at least two (2) of whom must, in the good faith determination of the Nominating and Corporate Governance Committee, qualify as Independent Directors; (a) from and after the first time that (and for so long as) the Swarth Stockholder Beneficially Owns less than eighty-eight percent (88%) and at least fifty-eight percent (58%) of the Shares issued to the Swarth Stockholder at the Effective Time pursuant to the Merger Agreement, the number of Swarth Designees permitted to be designated by the Swarth Stockholder pursuant to the foregoing clause (a) shall be reduced to two (2) Directors, at least one (1) of whom must, in the good faith determination of the Nominating and Corporate Governance Committee, qualify as an Independent Director; (b) and from and after the first time that (and for so long as) the Swarth Stockholder Beneficially Owns less than fifty-eight percent (58%) and at least twenty-nine percent (29%) of the Shares issued to the Swarth Stockholder at the Effective Time pursuant to the Merger Agreement, the number of Swarth Designees permitted to be designated by the Swarth Stockholder pursuant to the foregoing clause (a) shall be reduced to one (1) Director, who need not qualify as an Independent Director; and (c) from and after the first time that the Swarth Stockholder Beneficially Owns less than twenty-nine percent (29%) of the Shares issued to the Swarth Stockholder at the Effective Time pursuant to the Merger Agreement, the Swarth Stockholder shall have no right to designate any members of the Board of Directors.

(iv)             In addition to the Investor Designees, the Nominating and Corporate Governance Committee shall designate as Directors (a) the Company’s then-serving Chief Executive Officer (the “CEO Director”) and (b) the remaining number of designees needed to be added to the Board of Directors so that the Board of Directors has no vacancies.

(b)          Obligation to Vote. For as long as the OEP Stockholders or the Swarth Stockholder have a right to designate any members of the Board of Directors pursuant to Section 2.01(a):

(i)               The Company shall take all Necessary Actions within its control to cause the individuals designated in accordance with Section 2.01(a) to be nominated for election to the Board of Directors, shall solicit proxies in favor thereof, and at each meeting of the stockholders of the Company at which Directors are to be elected, shall recommend that the stockholders of the Company elect to the Board of Directors each such individual nominated for election at such meeting.

(ii)              Each OEP Stockholder shall take all Necessary Actions within its control to vote (a) all Shares affirmatively in favor of the election of each Swarth Designee and (b) with respect to each Person nominated to serve as a Director by the Nominating and Corporate Governance Committee (other than an Investor Designee), either (i) all Shares affirmatively in favor of the election of such Person or (ii) in the same proportion as the Shares not Beneficially Owned by the OEP Stockholders are voted affirmatively in favor of, or to withhold authority with respect to the election of, such Person.

(iii)            The Swarth Stockholder shall take all Necessary Actions within its control to vote (a) all Shares affirmatively in favor of the election of each OEP Designee and (b) with respect to each Person nominated to serve as a Director by the Nominating and Corporate Governance Committee (other than an Investor Designee), either (i) all Shares affirmatively in favor of the election of such Person or (ii) in the same proportion as the Shares not Beneficially Owned by the Swarth Stockholder are voted affirmatively in favor of, or to withhold authority with respect to the election of, such Person.

(iv)             The Company, each OEP Stockholder and the Swarth Stockholder shall take all Necessary Actions within its control to (a) effect or cause any removal required pursuant to Section 2.01(f), subject, in the case of a removal pursuant to clause (a) or (e) of Section 2.01(f)(i), to the prior direction or approval of the Nominating and Corporate Governance Committee, and (b) cause an appropriate successor Director to be elected or appointed to fill such vacancy pursuant to Section 2.01(a)(ii) or (a)(iii), as applicable.

(c)           Nominee Qualifications.

(i)                Each Director shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director, meet and comply with, in the good faith determination of the Nominating and Corporate Governance Committee, any qualification criteria adopted by the Nominating and Corporate Governance Committee, including without limitation the requirements of applicable Law, the Nasdaq Rules, the SEC rules and corporate governance policies adopted by the Board of Directors that are consistent with the terms set forth herein, all of which criteria shall be consistently applied by the Nominating and Corporate Governance Committee.

(ii)              In addition to the criteria set forth in Section 2.01(c)(i), each Independent Director shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director, qualify as an Independent Director in the good faith determination of the Nominating and Corporate Governance Committee.

(d)           Initial Designees. The initial OEP Designees pursuant to the provisions of Section 2.01(a)(ii) shall be three individuals identified in writing by the OEP Stockholders to the other parties hereto on or prior to the date hereof. The initial Swarth Designees pursuant to the provisions of Section 2.01(a)(iii) shall be three individuals identified in writing by the Swarth Stockholder to the other parties hereto on or prior to the date hereof. The Company shall take all Necessary Actions to cause (i) the initial OEP Designees to be appointed to the Board of Directors at the Effective Time (to the extent not already on the Board of Directors) and (ii) the initial Swarth Designees to be appointed to the Board of Directors at the later of the Effective Time or the receipt of CFIUS Approval.

(e)           Procedures for Election. Except as set forth herein, each Director shall be nominated for election and elected or appointed as provided in the Charter and Bylaws.

(f)            Removal and Vacancies.

(i)               Except as provided in Section 2.01(a)(ii), Section 2.01(a)(iii) or as required by applicable Law, the parties hereto agree that no Director designated pursuant to Section 2.01(a)(ii) or Section 2.01(a)(iii) may be removed from office unless (a) such Director fails to meet the qualification criteria set forth in Section 2.01(c); (b) in the case of an OEP Designee, such removal is directed or approved by the OEP Majority Interest (on behalf of the OEP Stockholders); (c) in the case of a Swarth Designee, such removal is directed or approved by the Swarth Stockholder; (d) in the case of the CEO Director, pursuant to Section 2.01(f)(iii) or (e) in the case of a Director designated pursuant to Section 2.01(a)(iv), such removal is directed or approved by the Nominating and Corporate Governance Committee.

(ii)              If at any time any Director ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), the Person or Persons that designated or nominated such Director pursuant to Section 2.01(a)(ii), Section 2.01(a)(iii) or Section 2.01(a)(iv) shall designate or nominate a successor to fill the vacancy created thereby on the terms and subject to the conditions of Section 2.01(a)(ii), Section 2.01(a)(iii) or Section 2.01(a)(iv), respectively. In the event that (x) the OEP Stockholders do not, pursuant to Section 2.01(a)(ii), or (y) the Swarth Stockholder does not, pursuant to Section 2.01(a)(iii), in either case, have the right to designate an individual to fill such vacancy, then such vacancy may be filled as provided in the Charter and the Bylaws.

(iii)            If for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, the Company shall seek to obtain the immediate resignation of the CEO Director as a Director of the Company contemporaneously with such CEO Director’s termination of service to the Company as its Chief Executive Officer. In the event such resignation is not effective within ten (10) days of such termination of service, upon the written request of the OEP Majority Interest (on behalf of the OEP Stockholders) or the Swarth Stockholder, the Company shall call a special meeting of stockholders or seek the written consents of stockholders, in each case to approve or consent to the removal of the CEO Director (if permitted by applicable Law, the Charter and the Bylaws). Any employment agreement between the Company and any Chief Executive Officer of the Company shall contain a requirement that the Chief Executive Officer of the Company resign as the CEO Director contemporaneously with termination of his service as the Chief Executive Officer of the Company. Notwithstanding anything to the contrary in the foregoing, an individual who formerly served as the CEO Director and/or Chief Executive Officer of the Company may be nominated, designated, and/or elected as a Director of the Company other than the CEO Director in accordance with Section 2.01(a) above.

(iv)             In the event that the OEP Stockholders cease to have the right to designate a person to serve as a Director pursuant to Section 2.01(a)(ii), if requested by a majority of the Directors then serving on the Board of Directors (other than any OEP Designees), that number of Directors for which the OEP Stockholders cease to have the right to designate to serve as a Director shall resign within one (1) month or, if earlier, such time as such Director’s successor is appointed or elected (provided that, subject to the requirements set forth in Section 2.01(a)(ii), the OEP Majority Interest shall have the authority to select which such particular Director or Directors will resign; provided, further, that no Director designated by the OEP Stockholders shall be required to resign prior to the first anniversary of the Effective Time).

(v)               In the event that the Swarth Stockholder ceases to have the right to designate a person to serve as a Director pursuant to Section 2.01(a)(iii), if requested by a majority of the Directors then serving on the Board of Directors (other than any Swarth Designees), that number of Directors for which the Swarth Stockholder cease to have the right to designate to serve as a Director shall resign within one (1) month or, if earlier, such time as such Director’s successor is appointed or elected (provided that, subject to the requirements set forth in Section 2.01(a)(iii), the Swarth Stockholder shall have the authority to select which such particular Director or Directors will resign; provided further, that no Director designated by the Swarth Stockholder shall be required to resign prior to the first anniversary of the Effective Time).

(g)           Compensation; Expenses. Each Investor Designee shall be entitled to the same retainer, equity compensation and other fees or compensation that is paid to the non-executive directors of the Company for his or her service as a Director, including any service on any committee of the Board of Directors. Each Director shall be entitled to reimbursement from the Company for his or her reasonable out-of-pocket expenses (including travel) incurred in attending any meeting of the Board of Directors or any committee thereof or governing body of any subsidiary of the Company or any committee thereof.

(h)           Indemnification; Insurance. The Company shall not alter, in any manner adverse to the Investor Designees, any rights to indemnification and exculpation from liabilities currently afforded to members of the Board of Directors pursuant to the Charter, the Bylaws or any indemnification agreement, in each case, as in effect as of the Effective Time. The Company shall use commercially reasonable efforts to continue to maintain in effect directors’ and officers’ liability insurance and fiduciary liability insurance with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable, in the aggregate, to the insureds as provided in the Company’s existing policies as of the Effective Time. The Company hereby acknowledges that certain Investor Designees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company and its subsidiaries (collectively, the “Indemnitors”). The Company hereby agrees that, with respect to an action, suit or proceeding brought against an Investor Designee by reason of the fact that such Investor Designee is or was a director of the Company (a) the Company and its subsidiaries are the indemnitor of first resort (i.e., their obligations to the Investor Designees are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Designee are secondary), (b) the Company and its subsidiaries shall be required to advance the full amount of expenses incurred by any Investor Designee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case, to the extent legally permitted and as required by the terms of this Agreement, the Charter, the Bylaws, and certificate of incorporation, certificate of formation, bylaws, limited partnership agreement or limited liability company agreement or comparable organizational documents of any of the Company’s subsidiaries (or any other agreement between the Company or any of its subsidiaries and any such Investor Designee related to indemnification), without regard to any rights such Investor Designee may have against the Indemnitors, and, (c) the Company and its subsidiaries irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by an Indemnitor on behalf of an Investor Designee with respect to any claim for which such Investor Designee has sought indemnification from the Company or its subsidiaries shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Designee against the Company and its subsidiaries.

(i)             No Liability for Election of Recommended Directors. To the fullest extent permitted by applicable Law, none of the OEP Stockholders or the Swarth Stockholder shall have any liability as a result of designating an individual for election as a Director for any act or omission by such designated individual in his or her capacity as a Director of the Company, nor shall the OEP Stockholders or the Swarth Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(j)           Eligible Investor Shares. For the purpose of determining the number of the Investor Designees that the OEP Stockholders or the Swarth Stockholder shall be entitled to designate pursuant to Section 2.01(a)(ii) or Section 2.01(a)(iii), respectively, the calculation of Shares held by the OEP Stockholders or the Swarth Stockholder, respectively, shall exclude all Shares acquired by the OEP Stockholders or the Swarth Stockholder, respectively, after the Effective Time, except for the Shares acquired by the OEP Stockholders or the Swarth Stockholder, respectively, after the Effective Time pursuant to the Preemptive Rights under Section 6.01.

Section 2.02        Committees of the Board of Directors.

(a)           From and after the Effective Time, the Company shall, and each of the OEP Stockholder and the Swarth Stockholder shall, use its reasonable best efforts to, cause the Board of Directors to establish and maintain the following committees: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Corporate Governance Committee. The Board of Directors may also establish and maintain any other committee as the Board of Directors shall determine in its discretion.

(b)           For as long as the OEP Stockholders have the right to designate at least two (2) Directors:

(i)               The Nominating and Corporate Governance Committee shall be comprised of three (3) Independent Directors, at least one (1) of whom shall be an OEP Designee.

(ii)              The Nominating and Corporate Governance Committee shall determine the size and membership of each of the Audit Committee, the Compensation Committee and all other committees established by the Board of Directors, provided that (a) such determination shall be subject in all cases to the Company’s obligation to comply with any applicable independence requirements under the Nasdaq Rules and SEC rules (and in the case of the Nominating and Corporate Governance Committee, with such Investor Designees otherwise being Independent Directors) and compliance with the requirements of Section 162(m) of the Internal Revenue Code to have a compensation committee comprised solely of two (2) or more outside directors; and (b) if consistent with the foregoing clause (a), for as long as the OEP Stockholders have the right to designate at least one (1) Director who is eligible to serve on such committee under the applicable requirements described in clause (a), at least one (1) member of each such committee shall be an OEP Designee.

(c)           For as long as the Swarth Stockholder has the right to designate at least two (2) Directors:

(i)               The Nominating and Corporate Governance Committee shall be comprised of three (3) Independent Directors, at least one (1) of whom shall be a Swarth Designee.

(ii)              The Nominating and Corporate Governance Committee shall determine the size and membership of each of the Audit Committee, the Compensation Committee and all other committees established by the Board of Directors, provided that (a) such determination shall be subject in all cases to the Company’s obligation to comply with any applicable independence requirements under the Nasdaq Rules and SEC rules (and in the case of the Nominating and Corporate Governance Committee, with such Investor Designees otherwise being Independent Directors) and compliance with the requirements of Section 162(m) of the Internal Revenue Code to have a compensation committee comprised solely of two (2) or more outside directors; and (b) if consistent with the foregoing clause (a), for as long as the Swarth Stockholder has the right to designate at least one (1) Director who is eligible to serve on such committee under the applicable requirements described in clause (a), at least one (1) member of each such committee shall be a Swarth Designee.

(d)           The Nominating and Corporate Governance Committee shall determine the size and membership of any committee of the Board of Directors established to consider any transaction between any OEP Stockholder, any Swarth Stockholder or any of their respective Affiliates, on the one hand, and the Company, on the other hand, provided that such determination shall be subject in all cases to each member thereof being disinterested in the good faith determination of the Nominating and Corporate Governance Committee.

(e)           No OEP Stockholder or Swarth Stockholder shall knowingly circumvent the director nominee process established by the Board of Directors’ Nominating and Corporate Governance committee in accordance with the terms of this Agreement through proxy solicitations or contests.

(f)           For as long as the OEP Stockholders have the right to designate at least two (2) Directors under Section 2.01(a)(ii), (i) an OEP Designee shall be the Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee and (ii) only in the case that the Swarth Stockholder does not have the right to designate at least two (2) Directors under Section 2.01(a)(iii), an OEP Designee shall be the Chairman of the Audit Committee.

(g)           For as long as the Swarth Stockholder has the right to designate at least two (2) Directors under Section 2.01(a)(iii), (i) a Swarth Designee shall be the Chairman of the Audit Committee and (ii) only in the case that the OEP Stockholders do not have the right to designate at least two (2) Directors under Section 2.01(a)(ii), a Swarth Designee shall be the Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee.

(h)           Each provision of this Section 2.02 shall (unless such provision otherwise expires earlier in accordance with its terms) expire on such date as when neither the OEP Stockholders nor the Swarth Stockholder have a right to designate any OEP Designees under Section 2.01(a)(ii) or Swarth Designees under Section 2.01(a)(iii), respectively.

Section 2.03        Additional Management Provisions.

(a)           Each OEP Stockholder, the Swarth Stockholder and the Company agrees and acknowledges that, subject to applicable Law (including the Investor Designees’ fiduciary duties thereunder), the Investor Designees may not share Confidential Information other than Company Information with the OEP Stockholders or the Swarth Stockholder, as applicable, and their respective underlying direct or indirect members or controlling parent entities, or general or limited partners, each of whom have a need to know such information (each such party for purposes of this Section, a “Receiving Party”) and solely to be used in connection with such Stockholders’ management of their ownership of the Shares (and for no other purpose). As a condition to sharing such Company Information to a Receiving Party, each OEP Stockholder or Swarth Stockholder, as applicable, shall (i) require such Receiving Party to agree to be bound by confidentiality obligations substantially similar to (and no less restrictive than) those set forth in Section 2.03(b) as though it were a party hereto, and (ii) advise any such Receiving Party that such Company Information is being provided subject to limitations upon use and may include material non-public information and that applicable securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in such securities. For the purposes of this Section 2.03, the application of internal policies and procedures of the recipient Stockholder (or, in the case of the OEP Stockholders, of JPMorgan Chase & Co.) regarding confidentiality shall satisfy the conditions of sharing such Confidential Information under this Section 2.03(a).

(b)          Each Receiving Party shall keep all Confidential Information confidential and will not, except as permitted below, without the prior written consent of the Company, disclose any Confidential Information; provided, however, that such Receiving Party may disclose Company Information only to the extent (and in the manner): (i) requested or required by applicable Law or pursuant to judicial process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process including pursuant to regulations of any applicable stock exchange), which such Receiving Party shall reasonably promptly notify the Company (if legally permitted) of the nature, scope and contents of such disclosure; (ii) required pursuant to a routine examination by any regulatory authority (including self-regulatory authority) not specifically targeted to the Company or the Company Information, which such Receiving Party shall, to the extent practicable and legally permissible, as applicable, (a) reasonably promptly notify the Company of the nature, scope and contents of such disclosure and (b) advise the applicable regulatory authority (including self-regulatory authority) of the confidential nature of such Company Information; (iii) used by such Receiving Party’s attorneys, auditors or professional consultants on behalf of the Receiving Party; or (iv) such information is required to be disclosed in connection with any litigation or disputes involving that such Receiving Party. Notwithstanding any other provision hereof, with respect to each Receiving Party, the terms Confidential Information and Company Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by such Receiving Party in violation of this Section 2.03(b), (ii) was within such Receiving Party’s possession on a non-confidential basis prior to it being furnished or disclosed to such Receiving Party by or on behalf of the Company, provided that such Receiving Party did not know that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, (iii) becomes available to such Receiving Party from a source other than the Company or any of its representatives, provided that such Receiving Party did not know at the time of receipt of such information that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, or (iv) is independently developed by or on behalf such Receiving Party without use of the Confidential Information of the Company. An OEP Stockholder shall be responsible for any breach of this Section 2.03(b) by any such Receiving Party to whom such OEP Stockholder provided Company Information to the same extent as if such breach had been committed by such OEP Stockholder and a Swarth Stockholder shall be responsible for any breach of this Section 2.03(b) by any such Receiving Party to whom such Swarth Stockholder provided Company Information to the same extent as if such breach had been committed by such Swarth Stockholder.

(c)           The OEP Stockholders, the Swarth Stockholder and the Company hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that, to the maximum extent permitted by applicable Law, when the OEP Stockholders or the Swarth Stockholder take any action under this Agreement, in their respective capacities as stockholders of the Company, to give or withhold its consent, the party taking such action shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in its own interest; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.

(d)           Each of the parties covenants and agrees to take all Necessary Actions within its control to ensure that the Charter and the Bylaws do not, at any time, conflict with the provisions of this Agreement.

Section 2.04        Certain Transactions.

(a)           For as long as the OEP Stockholders have a right to designate any OEP Designees under Section 2.01(a)(ii), the Company shall not enter into any agreement or transaction (including any Change of Control Transaction) with any OEP Stockholder or any of its Affiliates, without obtaining the prior approval of a majority of the disinterested Directors then serving on the Board of Directors.

(b)           For as long as the Swarth Stockholder has a right to designate any Swarth Designees under Section 2.01(a)(iii), the Company shall not enter into any agreement or transaction (including any Change of Control Transaction) with any Swarth Stockholder or any of its Affiliates, without obtaining the prior approval of a majority of the disinterested Directors then serving on the Board of Directors.

Section 2.05        Removal of Chairman. The Chairman of the Board of Directors shall serve during the period beginning on the Effective Time and ending on date of the Company’s first annual meeting of stockholders after the Effective Time. The Board of Directors may elect a replacement Chairman of the Board of Directors in connection with or following the Company’s first annual meeting of stockholders after the Effective Time, subject to the terms of this Agreement, the Charter and Bylaws.

Section 2.06        Irrevocable Proxy Grant. If the CFIUS Approval has not been obtained prior to the Effective Time, then from the Effective Time until the receipt of the CFIUS Approval, the Swarth Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote, in connection with any matters with respect to which stockholders of the Company cast votes of Shares during such period, any and all Shares held by the Swarth Stockholder that represent more than 9.99% of the consolidated voting power of all issued and outstanding Shares held by all stockholders of the Company entitled to vote on such matters (and, for the avoidance of doubt, the proxy contemplated by this sentence shall not be deemed granted with respect to any Shares held by the Swarth Stockholder that represent 9.99% or less of the consolidated voting power of all issued and outstanding Shares held by all stockholders of the Company entitled to vote on such matters). The Company and any person designated by it to exercise the proxy granted by this Section 2.06 shall vote or cause to be voted the Shares subject to the proxy granted by this Section 2.06 on each matter with respect to which stockholders of the Company cast votes of Shares pro rata in accordance with how the holders of Shares, other than the Swarth Stockholder, vote their Shares on such matters. The Swarth Stockholder intends this proxy to be irrevocable and unconditional at all times prior to receipt of the CFIUS Approval and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy. The proxy grant in this Section 2.06 shall expire and be of no force or effect immediately, and automatically and without any required action from any Person, upon such time as the CFIUS Approval is obtained.

ARTICLE 3

Standstill Provisions

Section 3.01        Standstill.

(a)           Except as expressly permitted herein, no Stockholder nor any of its Affiliates shall: (i) effect, agree, seek or make any proposal or offer with respect to, or announce any intention with respect to or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, (a) any acquisition of Beneficial Ownership of any Shares or any security that is convertible into Shares or any assets, indebtedness or businesses of the Company or any of its subsidiaries, (b) any financing of the acquisition of any Shares or any security convertible into Shares, (c) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries or assets of the Company or any of its subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (d) any recapitalization, restructuring, liquidation, dissolution or Change of Control Transaction, or (e) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any Shares or any consent solicitation or stockholder proposal, (ii) except in accordance with this Agreement, form, join or in any way participate in “a group” (as defined under the Exchange Act) with respect to the Company or enter into any voting agreement or otherwise act in concert with any Person or Group in respect of any voting Shares, (iii) except in accordance with this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of Directors (other than pursuant to non-public negotiations or discussions with the Company and the Board of Directors that would not reasonably be expected to cause the Company to make a public announcement under applicable Law regarding the subject matter thereof or any of the types of matters set forth in clause (i) above); (iv) take any action which would or would reasonably be expected to cause the Company to make a public announcement under applicable Law regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangements with any Person with respect to any of the foregoing; or (vi) request that the Company amend or waive any provision of this Section 3.01(a).

(b)           Section 3.01(a) shall not prohibit or prevent:

(i)               any acquisition of Beneficial Ownership of any Shares, or any security that is convertible into Shares, by any Stockholder or its Affiliates if such acquisition would not result in such Stockholder and its Affiliates in the aggregate Beneficially Owning a number of voting Shares that is greater than one hundred twenty percent (120%) of the Baseline Amount;

(ii)              any acquisition of Beneficial Ownership of any Shares, or any security that is convertible into Shares, issued by the Company to Stockholders or their Affiliates pursuant to any stock split, stock dividend or the like effected by the Company;

(iii)             any acquisition of Beneficial Ownership of any Shares, or any security that is convertible into Shares, by any Stockholder or its Affiliates pursuant to Transfers effected on the Nasdaq Stock Market or other nationally recognized securities exchange following the issuance of any new voting Shares by the Company as consideration in the acquisition of another business or assets of another Person by the Company by merger or purchase of the assets or shares, reorganization or otherwise; provided, that immediately following such acquisition of Shares such Stockholder and its Affiliates, in the aggregate, do not Beneficially Own a percentage of the total issued and outstanding voting Shares that is greater than the percentage of Shares Beneficially Owned by such Stockholder and its Affiliates, in the aggregate, immediately prior to such issuance;

(iv)             any acquisition of Beneficial Ownership of Shares issued (including pursuant to exercise of stock options granted) to any Investor Designee or any officer or employee of the Company or its subsidiaries in respect of such Director’s service on the Board of Directors or such officer’s or employee’s employment with the Company or its subsidiaries;

(v)               any acquisition of Beneficial Ownership of any Shares pursuant to the exercise of Preemptive Rights under Section 6.01;

(vi)             in the case of the Swarth Stockholder, any acquisition of Beneficial Ownership of Shares issued pursuant to the Merger Agreement;

(vii)            Transfers of Shares permitted by and made in accordance with ARTICLE 4;

(viii)           any acquisition of Beneficial Ownership of any Shares, or any security that is convertible into Shares or any other action that would otherwise be prohibited by Section 3.01(a), by (A) any OEP Stockholder or any of its Affiliates, (B) any Swarth Stockholder or any of its Affiliates, in each case, if approved in advance by a majority of the disinterested Directors then serving on the Board of Directors (including pursuant to any merger, acquisition or other transaction that is approved in advance by a majority of the disinterested Directors then serving on the Board of Directors).

(ix)             any transaction, discussions, or arrangements solely between or among the OEP Stockholders and their Affiliates or between or among the Swarth Stockholder and its Affiliates; or

(x)               any Director who is an Investor Designee from engaging, in his or her capacity as such, in confidential discussions with the Board of Directors regarding one or more transactions that would otherwise be prohibited by Section 3.01(a) so long as such discussions would not reasonably be expected to result in public disclosure by the OEP Stockholders, the Swarth Stockholder or the Company under applicable Law, including requirements of the SEC or any applicable stock exchange.

(c)           All of the restrictions set forth in this Section 3.01 shall terminate upon the earlier to occur of (i) in respect of the Stockholders and their Affiliates, the entry by the Company into a definitive agreement with any Person providing for a Change of Control Transaction and (ii) (A)  in respect of the OEP Stockholders and their Affiliates, such date as the OEP Stockholders no longer have a right to designate any Investor Designees under Section 2.01(a)(ii) or (B) in respect of the Swarth Stockholder and their Affiliates, such date as the Swarth Stockholder no longer has a right to designate any Investor Designees under Section 2.01(a)(iii).

(d)           Notwithstanding anything to the contrary in Section 8.02 and Section 8.07, the provisions of this ARTICLE 3 may not be terminated, amended or modified unless such termination, amendment or modification is approved by (i) at least six (6) Directors, or at least two-thirds of the members of the Board of Directors if the Board of Directors at such time does not have nine (9) Directors, and (ii) a majority of the Independent Directors.

Section 3.02        Nonapplicability to Certain Affiliates. Notwithstanding anything in this Agreement to the contrary, neither the standstill restrictions in Section 3.01(a) nor any other provision of this Agreement nor any other agreement between any of the OEP Stockholders or their Affiliates, on the one hand, and the Company or its subsidiaries, on the other, shall in any way restrict, prohibit or otherwise restrain JPMorgan Chase & Co. and its Affiliates, from operating in the ordinary course of business or engaging in their respective ordinary course business activities, whether through its corporate investment banking division, or asset and wealth management division, or otherwise.

Section 3.03        Nonintervention by Company. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would directly impair the ability of the Stockholders or their Affiliates to exercise their rights under Section 3.01(b).

ARTICLE 4
Transfer Restrictions

Section 4.01        Transfer Restrictions.

(a)           Except as otherwise approved by a majority of the disinterested Directors then serving on the Board of Directors, beginning at the Effective Time and during the period of one hundred and eighty (180) days thereafter (the “Initial Lock-Up Period”), no OEP Stockholder or Swarth Stockholder may Transfer any voting Shares that it Beneficially Owns to any Person, other than a Permitted Transferee or as may be required as a result of a Regulatory Requirement. Except as otherwise approved by a majority of the disinterested Directors then serving on the Board of Directors, beginning at the expiration of the Initial Lock-Up Period and during the period of one hundred and eighty (180) days thereafter, no OEP Stockholder or Swarth Stockholder may Transfer voting Shares (i) representing more than fifty percent (50%) of the voting Shares that such Stockholder in the aggregate Beneficially Owns as of the Effective Time to any Person and (ii) other than (A) pursuant to a Marketed Underwritten Public Offering (as defined in the Registration Rights Agreement), (B) to a Permitted Transferee or (C) as may be required as a result of a Regulatory Requirement.

(b)           From and after the end of the Initial Lock-Up Period and until the third (3rd) anniversary of the Effective Time, except as otherwise approved by a majority of the disinterested Directors then serving on the Board of Directors, no Stockholder may Transfer any voting Shares that it Beneficially Owns to any Person, other than a Permitted Transferee or as may be required as a result of a Regulatory Requirement, if:

(i)               such Transfer (or series of related Transfers) involves more than fifteen percent (15%) of the then-outstanding voting Shares; or

(ii)              such Transferee (together with its Affiliates), to the knowledge of such Stockholder, would Beneficially Own, after giving effect to such Transfer (or series of related Transfers), more than fifteen percent (15%) of the then outstanding voting Shares; provided, that the foregoing restriction shall not apply to a Transfer made by such Stockholder in a block trade (without knowledge by such Stockholder of the identity of the ultimate Transferee at the time of such Transfer) to a broker-dealer that is instructed by such Stockholder to comply with the Transfer restrictions of this ARTICLE 4 with respect to any subsequent Transfer by such broker-dealer to the ultimate Transferee.

(c)           (A) Until such time as the OEP Stockholders no longer have a right to designate any Investor Designees under Section 2.01(a)(ii), and except as otherwise approved by a majority of the disinterested Directors then serving on the Board of Directors, no OEP Stockholder may Transfer pursuant to Rule 144 under the Securities Act (other than in a privately negotiated sale, including block trades) any voting Shares that it Beneficially Owns if after giving effect to such Transfer (or series of related Transfers) such Stockholder (together with its Affiliates), in the aggregate, would Transfer more than one percent (1%) of the then outstanding voting Shares in any one (1) calendar quarter and (B) until such time as the Swarth Stockholder no longer has a right to designate any Investor Designees under Section 2.01(a)(iii), and except as otherwise approved by a majority of the disinterested Directors then serving on the Board of Directors, the Swarth Stockholder may not Transfer pursuant to Rule 144 under the Securities Act (other than in a privately negotiated sale, including block trades) any voting Shares that it Beneficially Owns if after giving effect to such Transfer (or series of related Transfers) such Stockholder (together with its Affiliates), in the aggregate, would Transfer more than one percent (1%) of the then outstanding voting Shares in any one (1) calendar quarter. For the avoidance of doubt, the restrictions in this Section 4.01(c) do not apply to Transfers in connection with a bona fide public offering pursuant to an effective registration statement filed under the Securities Act, including pursuant to the Registration Rights Agreement.

(d)           The restrictions in Section 4.01(b) shall not apply with respect to any Transferee that agrees in writing to (and to cause any subsequent Transferee to) be bound by, and comply with, the terms and conditions of Section 3.01 of this Agreement by executing a Joinder Agreement with respect to such Section or, in the alternative, enters into a separate agreement with the Company (the “Standstill Agreement”) that contains standstill restrictions that are at least as favorable to the Company as the terms of and conditions of Section 3.01; provided, however, that the terms and conditions of Section 3.01 or the corresponding requirements of the Standstill Agreement, as applicable, shall terminate and no longer apply with respect to any such Transferee (or subsequent Transferee, as the case may be) upon the earlier of (i) the third (3rd) anniversary of the Effective Time and (ii) such date as when such Transferee (or subsequent Transferee, as the case may be) and its Affiliates, in the aggregate, Beneficially Own not more than fifteen percent (15%) of the then outstanding voting Shares. Upon notice given by an OEP Stockholder or the Swarth Stockholder, as applicable, to the Company that such OEP Stockholder or the Swarth Stockholder, as applicable, is exploring a potential transfer of its Shares to a Transferee that will, together with its Affiliates, in the aggregate, Beneficially Own fifteen percent (15%) or more of the then outstanding voting Shares, which notice shall be given to the Company at least fifteen (15) days prior to any such proposed Transfer, the Company shall negotiate in good faith and use its commercially reasonable efforts to enter into a customary confidentiality agreement with any potential Transferee identified by an OEP Stockholder or the Swarth Stockholder, as applicable, to the Company and to enter a Standstill Agreement and such other related and customary transfer documentation with a Transferee (as applicable).

(e)           Notwithstanding any restrictions in this Section 4.01 (but subject to Section 2.04 and Section 4.02), each Stockholder shall be permitted to tender any voting Shares it Beneficially Owns pursuant to a public tender offer made to all holders of Shares so long as a majority of the disinterested Directors then serving on the Board of Directors has recommended to the holders of Shares that they accept such tender offer and tender their Shares in such tender offer.

Section 4.02        Change of Control Transactions. Neither the OEP Stockholders nor the Swarth Stockholder shall enter into any definitive agreement with any Person providing for a Change of Control Transaction or participate in or in any way support, assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, a Change of Control Transaction, including by Transferring any Shares in connection with a public tender or similar takeover offer made to all holders of Shares for all Shares, in each case, if as a result of such Change of Control Transaction the OEP Stockholders or the Swarth Stockholder, respectively, or their respective Affiliates, would receive per Share consideration in excess of the per Share consideration to be received by the other holders of Shares (provided, however, that if the holders of Shares are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if each holder of Shares is granted identical election rights), except as otherwise approved by a majority of the disinterested Directors then serving on the Board of Directors.

Section 4.03        Facilitation of Private Sales. In connection with a proposed Transfer of Shares by any OEP Stockholder or the Swarth Stockholder of at least five (5) percent of the outstanding Shares that is permitted by this Agreement, the Company shall use all commercially reasonable efforts to facilitate such Transfer, including making available for review by the proposed purchasers and their financing sources and other transaction participants, and their respective advisors, financial and other records, corporate documents and documents relating to the business of the Company and its subsidiaries reasonably requested by the selling Stockholder (subject to the execution of a customary confidentiality agreement), making available senior management of the Company for customary management presentations, due diligence and drafting activity (in each case, upon reasonable notice and at such reasonable times as such requesting Stockholder may request) and obtaining any required consents of third parties and governmental authorities; provided, however, that the Company shall not be required to enter into any agreements including purchase and sale agreements with the proposed purchasers, their financing sources or other transaction participants, or to provide any representations and warranties in connection with such proposed Transfer; and provided, further, that the Transferring Stockholder shall (i) indemnify the Company for any losses and (ii) reimburse the Company for any reasonable out-of-pocket expenses, in each case, incurred by the Company in connection with any facilitation efforts pursuant to this Section 4.03.

Section 4.04        Legend. Each OEP Stockholder and the Swarth Stockholder consents to the placement of the following legend on any certificate representing Shares:

“THE SALE OR OTHER DISPOSITION OF ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT,

DATED AS OF MARCH 3, 2020, AS AMENDED FROM TIME TO TIME, AMONG CERTAIN OF THE STOCKHOLDERS OF THIS CORPORATION AND THIS CORPORATION (THE “AGREEMENT”). A COPY OF THE AGREEMENT IS AVAILABLE FOR INSPECTION DURING NORMAL BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICE OF THIS CORPORATION.”

The Company may also place stop-transfer instructions in respect of such Shares with respect to such legend.

ARTICLE 5
Tag-Along Rights

Section 5.01        Tag-Along.

(a)               During the three-year period beginning at the Effective Time in the event that any OEP Stockholder or any Swarth Stockholder intends to Transfer voting Shares Beneficially Owned by such party representing five percent (5%) or more of the total issued and outstanding voting Shares in a transaction (or series of related transactions) that is permitted pursuant to the terms of this Agreement, including a privately negotiated sale or a non-underwritten block trade, such selling party (the “Selling Stockholder”) shall notify each other Stockholder that, together with its Affiliates, Beneficially Owns five percent (5%) or more of the total issued and outstanding voting Shares (the “Tagging Stockholders”), in writing, of such proposed Transfer (a “Tag-Along Notice”). Each Tag-Along Notice shall identify the number of Shares proposed to be sold by the Selling Stockholder, the consideration for which the Transfer is proposed to be made and all other material terms and conditions of the proposed Transfer, including the form of the proposed agreement, if any. Within five (5) Business Days of the date of the Tag-Along Notice, each Tagging Stockholder shall notify the Selling Stockholder if it elects to participate in such Transfer. Any Tagging Stockholder that fails to notify the Selling Stockholder within such five (5) Business Day period shall be deemed to have waived its rights under this Section 5.01 in respect of such Transfer. Each Tagging Stockholder that so notifies the Selling Stockholder shall have the right to sell, at the same price and on the same terms and conditions as the Selling Stockholder, an amount of Shares equal to the Shares the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares Beneficially Owned by such Tagging Stockholder and the denominator of which shall be the aggregate number of Shares Beneficially Owned by the Selling Stockholder and each Tagging Stockholder exercising its rights under this Section 5.01(a).

(b)               Upon the consummation of any proposed Transfer in respect of which any Tagging Stockholders have exercised their rights under Section 5.01(a), all of the Stockholders participating therein will receive the same form and amount of consideration.

(c)               Each Tagging Stockholder that has exercised its rights under Section 5.01(a) shall (i) make only such representations, warranties and covenants, provide such indemnities and enter into such definitive agreements as (A) are customary for transactions of the nature of the proposed Transfer and (B) are (and solely to the extent) made, provided or entered into, respectively, by the Selling Stockholder; provided that if the Tagging Stockholders are required to provide any representations or indemnities in connection with such Transfer (other than representations and indemnities concerning each Tagging Stockholder’s title to the Shares and authority, power and right to enter into and consummate the Transfer without contravention of any law or agreement), liability for misrepresentation or indemnity shall (as to such Tagging Stockholder) be expressly stated to be several but not joint and each Tagging Stockholder shall not be liable for more than its pro rata share (based on the number of Shares Transferred) of any liability for misrepresentation or indemnity, (ii) benefit from all of the same provisions of the definitive agreements as the Selling Stockholder and (iii) be required to bear their proportionate share of any escrows, holdbacks or adjustments in purchase price; provided that the Selling Stockholder and the Tagging Stockholders shall each bear their own expenses in connection with such transaction and in no event shall any Tagging Stockholder be obligated to bear any expenses for any services, such as placement or transaction fees, investment banking or investment advisory fees payable to the Selling Stockholder or any related Person of the Selling Stockholder in connection with such transaction.

(d)               The Selling Stockholder shall have twenty days after expiration of such five (5) Business Day notice period to complete the Transfer described in the Tag-Along Notice, at a price and on terms no more favorable to the Selling Stockholder than those set forth in the Tag-Along Notice. During such period, the Selling Stockholder shall keep each Tagging Stockholder reasonably informed of the status of the proposed Transfer, including any discussions with potential purchasers and/or broker-dealers and the terms thereof, all to allow the Tagging Stockholders to participate in such Transfer as contemplated by this Section 5.01. If the Selling Stockholder does not consummate the sale in accordance with the terms of the Tag-Along Notice within such twenty (20)-day period, then the Selling Stockholder may not sell such Shares unless it sends a new Tag-Along Notice and once again complies with the provisions of this Section 5.01 with respect to such Shares.

(e)               The provisions of this Section 5.01 shall not apply to (i) a Transfer to a Permitted Transferee, (ii) a Transfer required as a result of a Regulatory Requirement, (iii) a Transfer in an underwritten public offering pursuant to an effective registration statement under the Securities Act that includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters or (iv) a Transfer in connection with a merger, reorganization, consolidation, liquidation or winding up involving the Company.

ARTICLE 6
Preemptive Rights

Section 6.01        Preemptive Rights.

(a)               For as long as the OEP Stockholders or the Swarth Stockholder has (or would have, but for the lack of CFIUS Approval, in the case of the Swarth Stockholder) a right to designate at least two (2) Investor Designees under Section 2.01(a)(ii) or Section 2.01(a)(iii), as applicable, the OEP Stockholders and the Swarth Stockholder, respectively, shall have the right to purchase, in accordance with the procedures set forth herein, its pro rata portion, calculated based on the percentage of the total issued and outstanding voting Shares owned by the OEP Stockholders or the Swarth Stockholder, respectively, immediately prior to issuance of the New Shares (“Pro Rata Portion”) of any New Shares that the Company may, from time to time, propose to sell and issue (hereinafter referred to as the “Preemptive Right”).

(b)               In the event that the Company proposes to issue and sell New Shares, the Company shall notify the OEP Stockholders and the Swarth Stockholder in writing with respect to the proposed New Shares to be issued (the “New Shares Notice”). Each New Shares Notice shall set forth: (i) the number of New Shares proposed to be issued by the Company and the purchase price therefor; (ii) each OEP Stockholder’s and the Swarth Stockholder’s Pro Rata Portion of such New Shares; and (iii) any other material term (including, if known, the expected date of consummation of the purchase and sale of the New Shares).

(c)               The OEP Stockholders and the Swarth Stockholder shall be entitled to exercise their right to purchase New Shares by delivering an irrevocable written notice to the Company within twenty (20) days from the date of receipt of any such New Shares Notice specifying the number of New Shares to be subscribed, which in any event can be no greater than each OEP Stockholder’s or Swarth Stockholder’s Pro Rata Portion of such New Shares at the price and on the terms and conditions specified in the New Shares Notice.

(d)               If any OEP Stockholder or Swarth Stockholder does not elect within the applicable notice period described above to exercise its Preemptive Rights with respect to any of the New Shares proposed to be sold by the Company, the Company shall have one hundred twenty (120) days after expiration of such notice period to sell such unsubscribed New Shares proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those set forth in the New Shares Notice. If the Company does not consummate the sale of the unsubscribed New Shares in accordance with the terms of the New Shares Notice within such one hundred twenty (120)-day period, then the Company may not issue or sell such New Shares unless it sends a second New Shares Notice and once again complies with the provisions of this Section 6.01 with respect to such New Shares. A failure by any OEP Stockholder or Swarth Stockholder to exercise its Preemptive Rights with respect to any of the New Shares shall not waive such Stockholder’s Preemptive Rights with respect to future issuances of the New Shares.

(e)               Each OEP Stockholder and the Swarth Stockholder, shall take up and pay for any New Shares that such Stockholder has elected to purchase pursuant to the Preemptive Right upon closing of the issuance of the New Shares, and shall have no right to acquire such New Shares if the issuance thereof is not consummated.

ARTICLE 7

Other Covenants

Section 7.01        Most Favored Nation. As of the Effective Time, the Company represents and warrants to the OEP Stockholders and the Swarth Stockholder that neither the Company nor any of its Affiliates is a party to any stockholders agreement, side letter agreement or other agreement with any OEP Stockholder, Swarth Stockholder or any of their respective Affiliate that grants rights to such OEP Stockholder, Swarth Stockholder or Affiliate in addition to the rights hereunder (an “Other Agreement”), other than this Agreement, the Merger Agreement and the agreements listed on Schedule III hereto. From and after the Effective Time, the Company will not, and will not permit any of its Affiliates to, (A) enter into any Other Agreement that grants rights to any OEP Stockholder, Swarth Stockholder or any of their respective Affiliates that are superior (the “Superior Rights”), to those belonging to the Swarth Stockholder or the OEP Stockholders, respectively, under this Agreement, unless the Company offers to enter into a corresponding agreement for the benefit of the Swarth Stockholder or the OEP Stockholders, respectively or (B) waive any provision of this Agreement in a manner that benefits the OEP Stockholders or the Swarth Stockholder unless it offers to grant a corresponding waiver for the benefit of the Swarth Stockholder or the OEP Stockholders, respectively; provided, that (1) nothing in this Section 7.01 shall prohibit the Company from entering into any agreements with, granting any rights to, or waiving any provision of this Agreement in a manner that benefits, solely any Person other than the OEP Stockholders, the Swarth Stockholder or their Affiliates and (2) this Section 7.01 shall not apply to any commercial agreement entered into between the OEP Stockholders, the Swarth Stockholder and any of their respective Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, in the ordinary course of business on arms-length terms and that is approved by a majority of the disinterested Directors then serving on the Board of Directors.

Section 7.02        Information and Access.

(a)               For so long as the OEP Stockholders (in the aggregate) own, or the Swarth Stockholder owns, at least 5% of the outstanding Shares, upon the request of either such Stockholder, the Company agrees to provide to such requesting Stockholder the following:

(i)                 reasonable access to the offices and the properties of the Company and its subsidiaries, including its and their books and records, all upon reasonable notice and at such reasonable times and as often as such requesting Stockholder may reasonably request; provided that any such access shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries; and

(ii)              information or documents relating to the Company that are reasonably required in connection with a tax filing of such requesting Stockholder.

Notwithstanding anything to the contrary herein, prior to receipt of the CFIUS Approval, the Swarth Stockholder shall in no event be entitled or permitted to (i) have any involvement, in each case whether pursuant to this Section 7.02(a) or otherwise, in decision-making relating to the Company’s use, development, acquisition, or release of any “critical technologies” (as such term is defined in 31 CFR § 801.204 or successor provisions promulgated by CFIUS), which, for the avoidance of doubt, shall be understood to include decisions regarding any of the following with respect to such technologies: (1) licensing; (2) pricing, sales and specific contracts; (3) supply arrangements; (4) corporate strategy and business development; (5) research and product development, including budget allocation; (6) manufacturing locations; (7) access to such technology; (8) the storage or protection of such technology; (9) appointment or removal of personnel or management with operational oversight; or (10) strategic partnerships; or (ii) have any access, whether pursuant to this Section 7.02(a) or otherwise, to any “material nonpublic technical information” (as such term is defined in 31 CFR § 801.208 or successor provisions promulgated by CFIUS) in the possession of the Company.

(b)               If requested by an OEP Stockholder or the Swarth Stockholder in connection with such Stockholder or an Affiliate thereof obtaining any Permitted Loan, the Company agrees to:

(i)                 provide to such requesting Stockholder (and, if applicable, the lender in a Permitted Loan, subject to the execution of a customary confidentiality agreement) (A) reasonable access to the offices and the properties of the Company and its subsidiaries, including its and their books and records, all upon reasonable notice and at such reasonable times and as often as such requesting Stockholder (or the lender in a Permitted Loan) may reasonably request and (B) information or documents relating to the Company that are reasonably required in connection with obtaining any Permitted Loan; provided that any access shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries; and provided, further, that the Company shall not be required to enter into any purchase and sale agreements with the lenders or other participants in a Permitted Loan, or to provide any representations and warranties in connection with such Permitted Loan; and provided, further, that the requesting Stockholder shall (x) indemnify the Company for any losses and (y) reimburse the Company for any reasonable out-of-pocket expenses, in each case, incurred by the Company in connection with any provision of access or information pursuant to this Section 7.02(b); and

(ii)              provide the following cooperation in connection with such Stockholder or an Affiliate thereof obtaining any Permitted Loan: (A) entering into issuer agreements, triparty agreements or similar agreements with each lender; provided, that the sole obligations included in such agreements with respect to the Company or its subsidiaries shall be to (1) remove, or cause the removal of, any restrictive legend placed on a stock certificate representing Shares held by such requesting Stockholder or an Affiliate thereof and (2) replace, or cause the replacement of, certificates evidencing such requesting Stockholder’s or its Affiliate’s Shares with certificates which do not bear such restrictive legends and (B) such other reasonable cooperation and assistance as such Stockholder may reasonably request that will not unreasonably disrupt the operation of the Company’s business; provided that the requesting Stockholder shall (x) indemnify the Company for any losses and (y) reimburse the Company for any reasonable out-of-pocket expenses, in each case, incurred by the Company in connection with any cooperation pursuant to this Section 7.02(b).

(c)               Notwithstanding anything to the contrary in this Section 7.02:

(i)                 The Company shall not be obligated to provide access or information to a requesting Stockholder or the lender in a Permitted Loan to the extent the Company determines, in its reasonable judgment, that doing so would jeopardize the protection of an attorney-client privilege, attorney work product protection or other similar legal privilege; and

(ii)              The Company shall use commercially reasonable efforts to provide alternative means of access or information to enable such requesting Stockholder to have the benefits contemplated by this Section 7.02 without jeopardizing such privilege.

ARTICLE 8
Miscellaneous Provisions

Section 8.01        Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Effective Time regardless of any investigation by or on behalf of any party. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 8.02        Amendment and Waiver; Actions of the Board of Directors. Subject to Section 7.01, any party may waive in writing any provision hereof intended for its benefit. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the OEP Majority Interest, the Swarth Stockholder and the Company, acting with the approval of a majority of the disinterested Directors then serving on the Board of Directors. Any consent given as provided in the preceding sentence shall be binding on all parties. Further, with the prior written consent of the OEP Majority Interest or the Swarth Stockholder, at any time hereafter Permitted Transferees of the OEP Stockholders or the Swarth Stockholder, respectively, may be made parties hereto, with any such additional parties shall be treated as “OEP Stockholders” or “Swarth Stockholders”, as applicable, for all purposes hereunder, by executing a counterpart signature page in the form attached as Exhibit A hereto, which signature page shall be attached to this Agreement and become a part hereof without any further action of any other party hereto. Notwithstanding anything to the contrary in the foregoing sentences of this Section 8.02, (a) no provision of this Agreement that requires approval by any specified number of Directors or Independent Directors or portion of the Board of Directors may be amended, modified or waived without the approval of such specified number of Directors or Independent Directors or portion of the Board of Directors, as applicable, and (b) without limitation of the foregoing, no provision of this Agreement may be amended, modified or waived without the approval of a majority of the disinterested Directors then serving on the Board of Directors.

Section 8.03        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by email (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day, in each case to the intended recipient as set forth below:

If to the Company:

Ribbon Communications Inc.
4 Technology Park Drive
Westford, MA 01886
Attention: General Counsel
Email: legal@rbbn.com

With a copy (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	David Allinson
Jane Greyf
Email:	david.allinson@lw.com
jane.greyf@lw.com

If to the OEP Stockholders:

c/o JPMC HERITAGE PARENT LLC
383 Madison Avenue
39th Floor
New York, NY 10179
Attn: Richard W. Smith
Email: rick.w.smith@jpmorgan.com

With a copy (which shall not constitute notice):

JPMorgan Chase Bank, N.A.
4 New York Plaza
8th floor
New York, NY 10004
Attn: Jordan A. Costa, Angela M. Liuzzi
Email: jordan.a.costa@jpmchase.com, angela.m.liuzzi@jpmchase.com

If to the Swarth Stockholder:

ECI Holding (Hungary) Korlátolt Felelősségű Társaság
Dohany utca 12
Budapest
H-1074
Hungary
Attn:	Suzanne Hart
E-mail:	Suzanne.hart@tsltd.biz

With a copy (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	William Aaronson
Lee Hochbaum
Email:	william.aaronson@davispolk.com
lee.hochbaum@davispolk.com

If to any other Stockholder, at such Stockholder’s address for notice as set forth in the books and records of the Company, or, as to each of the foregoing, at such other address as shall be designated by a party in a written notice to other parties complying as to delivery with the terms of this Section 8.03.

Section 8.04        Counterparts. This Agreement may be executed in two or more counterparts, and delivered via email .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 8.05          Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that a remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties shall be entitled to enforce their respective rights by bringing actions for specific performance or injunctive relief. If any provision (or part thereof) of this Agreement is invalid, illegal or unenforceable, that provision (or part thereof) will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision (or part thereof) will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions (or parts thereof) of this Agreement will not in any way be affected or impaired thereby. If any provision (or part thereof) of this Agreement is so broad as to be unenforceable, the provision (or part thereof) shall be interpreted to be only so broad as is enforceable.

Section 8.06        Entire Agreement. This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 8.07        Termination. This Agreement shall remain in effect until the earlier of (i) termination by written agreement of the OEP Majority Interest, the Swarth Stockholder and the Company, acting with the approval of a majority of the disinterested Directors then serving on the Board of Directors and (ii) with respect to either the OEP Stockholders or the Swarth Stockholder, on the date that such Stockholder ceases to Beneficially Own two percent (2%) or more of the issued and outstanding Shares.

Section 8.08        Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.09        Successors and Assigns; Beneficiaries. No party hereto may assign this Agreement, or any of its rights or obligations under this Agreement, to any Person without the prior written consent of the other parties hereto; provided that the OEP Stockholders or the Swarth Stockholder may assign their respective rights and obligations under Section 4.03 and Section 7.02 hereof to a Transferee of at least five percent (5%) of the outstanding Shares in a Transfer permitted by this Agreement without the prior written consent of any other party hereto. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and permitted assigns of the parties as contemplated herein. Notwithstanding the expiration of the applicable restrictions in Section 4.01, no Stockholder shall be permitted to Transfer any governance rights such Stockholder may have under this Agreement other than to such Stockholder’s Permitted Transferees.

Section 8.10        Consent to Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

(a)               Each of the parties hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the transactions contemplated hereby and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively with Delaware Court of Chancery, the “Delaware Courts”). Each of the parties hereto further agrees not to commence any litigation relating to this Agreement or the transactions contemplated hereby except in the Delaware Courts, waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment of a Delaware federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b)               EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE OR OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN THE DELAWARE COURTS AND ANY CLAIM THAT ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.10. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.11        Further Assurances; Company Logo. At any time or from time to time after the Effective Time, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder. The Company hereby grants the OEP Stockholders, the Swarth Stockholder and their respective Affiliates permission to use the Company’s and its subsidiaries’ name and logo in marketing materials.

Section 8.12        Competitive Opportunity. If any Stockholder or any of its Affiliates acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could have an interest or expectancy (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, then, except with respect to any Competitive Opportunity described in the following sentence of this Section 8.12, the Company shall have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that each Stockholder (other than any such Stockholder who is bound by any employment, consulting, non-competition or other agreements that prohibit such actions) shall (i) have no duty to communicate or present such Competitive Opportunity to the Company and (ii) have the right to hold any such Competitive Opportunity for such Stockholder’s (and its agents’, partners’ or Affiliates’) own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than the Company or any Affiliate of the Company. Notwithstanding the foregoing, as long as the OEP Stockholders or the Swarth Stockholder have a right to designate an Investor Designee and if that the Company identifies a Competitive Opportunity to an Investor Designee that (i) the Investor Designee and the OEP Stockholders or the Swarth Stockholder, as applicable, did not have knowledge of prior to receipt of such notice, (ii) the Board of Directors resolves to cause the Company to pursue, and (iii) the Board of Directors determines the Company has or is reasonably capable of obtaining the requisite funding to pursue, then no OEP Stockholder or Swarth Stockholder, as applicable, may seek the assistance of such Investor Designee, and such Investor Designee shall not assist any OEP Stockholder or Swarth Stockholder, as applicable, in pursuing such Competitive Opportunity until such time as the Company ceases to pursue such Competitive Opportunity. Notwithstanding anything to the contrary contained in this Agreement or any other agreement, none of the provisions of this Agreement or any other agreement shall in any way limit the activities of the OEP Stockholders or the Swarth Stockholder and their respective Affiliates in their businesses unrelated to the Company and its subsidiaries or in making investments.

Section 8.13        Recapitalization, Exchange, Etc. Affecting the Shares. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all Shares or equity securities of any successor or assign of the Company (whether by merger, consolidation, sale of assets, conversion to a corporation or otherwise) that may be issued in respect of, in exchange for, or in substitution of, the Shares and shall be appropriately adjusted for any dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the Effective Time.

Section 8.14        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenants, agrees and acknowledges that no recourse under this Agreement or any document or instrument delivered in connection with this Agreement shall be had against any current or future director, officer, employee, agent, general or limited partner, shareholder or member of any Stockholder or any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly acknowledged that no personal liability whatsoever shall attach to, be imposed upon or otherwise be incurred by any current or future director, officer, employee, agent, general or limited partner, shareholder or member of any Stockholder or any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties are signing this First Amended and Restated Stockholders Agreement as of the date first set forth above.

COMPANY:

RIBBON COMMUNICATIONS INC.

By:	/s/ Daryl E. Raiford
Name: Daryl E. Raiford
Title: Executive Vice President and Chief Financial Officer

[Signature Page to First Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties are signing this First Amended and Restated Stockholders Agreement as of the date first set forth above.

INITIAL OEP STOCKHOLDERS:

JPMC HERITAGE PARENT LLC

By:	/s/ Richard W. Smith
Name: Richard W. Smith
Title: President

HERITAGE PE (OEP) III, L.P.

By:	/s/ Richard W. Smith
Name: Richard W. Smith
Title: President

[Signature Page to First Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties are signing this First Amended and Restated Stockholders Agreement as of the date first set forth above.

SWARTH STOCKHOLDER:

ECI HOLDING COMPANY (HUNGARY) KFT

By:	/s/ Suzanne Hart
Name: Suzanne Hart
Title: Managing Director

By:	/s/ Marta Kiri
Name: Marta Kiri
Title: Managing Director

[Signature Page to First Amended and Restated Stockholders Agreement]

Execution Version

exhibit A

Form of Joinder Agreement

By execution of this Joinder Agreement, [●] hereby agrees to become a party to, and to be bound by the obligations of, and receive the benefits of, that certain First Amended and Restated Stockholders Agreement, dated as of [●], 20[●], by and among Ribbon Communications Inc., a Delaware corporation, JPMC Heritage Parent LLC, a Delaware limited liability company, Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership, ECI Holding (Hungary) KFT, a [●], and certain other parties named therein, as amended from time to time thereafter.

[NAME]

By:
Name:
Title:

Notice Address:

exhibit B

Registration Rights Agreement

See attached.